Exhibit 23.8


                       CONSENT OF INDEPENDENT ACCOUNTANTS

                              ---------------------


We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 (file number 333-56575) of our report dated October 24, 2000 relating to the Schedule of Direct Revenues and Expenses (Related to 27 Aircraft Sold to Subsidiaries of Morgan Stanley Dean Witter & Co.) of International Lease Finance Corporation for the seven month and ten day period from January 1, 1999 to August 10, 1999 and the years ended December 31, 1998 and 1997, which appear in this Registration Statement. We also consent to the references to us under the headings "Experts" in such Registration Statement.

/S/ PricewaterhouseCoopers LLP

Los Angeles, CA
October 27, 2000